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                                                                       EXHIBIT 5

                       [LETTERHEAD OF BAKER BOTTS L.L.P.]


018484.0204

                                                                  August 5, 2002



Waste Management, Inc.
Waste Management Holdings, Inc.
1001 Fannin, Suite 4000
Houston, TX 77002

Ladies and Gentlemen:

                  As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Waste Management, Inc., a Delaware corporation ("Waste Management"), and Waste Management Holdings, Inc., a Delaware corporation ("WM Holdings"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $500 million aggregate principal amount of 7 3/4% Senior Notes due 2032 (the "New Notes") to be offered by Waste Management in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding 7 3/4% Senior Notes due 2032 (the "Outstanding Notes") and the issuance of the related guarantees of the New Notes by WM Holdings (the "Guarantees"), we are passing upon certain legal matters in connection with the New Notes and the Guarantees for Waste Management and WM Holdings. The New Notes are to be issued under an Indenture (the "Indenture") dated as of September 10, 1997 among Waste Management and JPMorganChase Bank, as trustee. At your request, this opinion is being furnished to you for filing as
Exhibit 5 to the Registration Statement.

                  In our capacity as counsel to Waste Management and WM Holdings in connection with the matters referred to above, we have examined the following: (i) the Second Restated Certificate of Incorporation and the Bylaws of Waste Management and the Certificate of Incorporation and Bylaws of WM Holdings, each as amended to date, (ii) the Indenture, (iii) the Guarantee dated as of May 24, 2002 by WM Holdings in favor of the holders of the $500,000,000
7 3/4% Senior Notes due 2032 (the "Guarantee Agreement"), and (iv) the originals, or copies certified or otherwise identified, of corporate records of Waste Management and WM Holdings, including minute books of Waste Management and WM Holdings as furnished to us by Waste Management and WM Holdings, certificates of public officials and of representatives of Waste Management and WM Holdings, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such an opinion, we have relied upon certificates of officers of Waste Management and WM Holdings with respect to the accuracy of



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the material factual matters contained in such certificates. We have assumed that all signatures on documents examined by us are genuine, all documents submitted to us are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when
(i) the Registration Statement has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, (a) the New Notes will constitute legal, valid and binding obligations of Waste Management, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) the Guarantees will constitute legal, valid and binding obligations of WM Holdings enforceable against WM Holdings in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except for provisions purporting to waive rights to notice, legal defenses, statutes of limitation or other benefits that cannot be waived under applicable law.

                  The opinion set forth above is based on and limited in all respects to matters of the federal laws of the United States, the General Corporation Law of the State of Delaware, the contract law of the State of New York and the laws of the State of Texas, each as currently in effect.

                  We hereby consent to the filing of this opinion of counsel as
Exhibit 5 to the Registration Statement and to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     BAKER BOTTS L.L.P.

JDK/ERH